FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ACQUIRES 200 WELLS IN EASTERN KANSAS

Acquisition to add approximately 40 BOED

OVERLAND PARK, KAN. (Sept. 19, 2007) – EnerJex Resources, Inc. (OTCBB: EJXR) (“EnerJex”) today reported it has acquired 200 wells in eastern Kansas for $800,000. The wells currently produce approximately 40 barrels of oil equivalent per day (BOED). The acquisition closed September 14, 2007 and also includes 100 percent working interest and 1,100 gross acres of leaseholds with up to 100 additional drilling locations.

EnerJex’s wholly owned operating subsidiary, Midwest Energy Inc., will operate the wells located in Miami, Johnson and Franklin counties in eastern Kansas. EnerJex intends to immediately begin planning to work-over many of the existing wells to maximize production and secondary recovery efforts.

Steve Cochennet, EnerJex’s Chairman and CEO, said, “This acquisition represents a significant addition to our company and brings our total production to approximately 160 barrels of oil equivalent per day. This transaction is an excellent example of our aggregation strategy and how we build our presence in specific geographical locations. This focused strategy reflects our ongoing commitment to enhancing stockholder value by leveraging our operational efficiencies.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through Midwest Energy Inc., its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Forward-Looking Statement

The forward-looking statements in this press release regarding the acquisition of current and anticipated wells, daily production, current operations, future outlook, and any other effects resulting from any of the above statements involve risks and uncertainties. Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; actual BOED production; costs of operations and development; integration of the acquired wells into EnerJex’s operations; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Ellen Fairchild

Hagen and Partners

(913) 642-3715

efairchild@hagenandpartners.com